Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                           THREE MONTHS                       SIX MONTHS
                                                           ------------                       ----------
                                                     6/30/99          6/30/98          6/30/99          6/30/98
                                                     -------          -------          -------          -------
                    BASIC
    ----------------------------------------
Net earnings applicable to common stock:

     Net Income (Loss)                             $   577,177      $   351,985      $  (256,716)     $  (193,308)
     Deduct preferred stock dividends paid             (31,830)         (31,830)         (63,660)         (63,660)
                                                   -----------      -----------      -----------      -----------

Net earnings/(loss) applicable to common stock     $   545,347      $   320,155      $  (320,376)     $  (256,968)
                                                   ===========      ===========      ===========      ===========

Weighted average number of common shares
outstanding                                          6,399,161        5,157,580        6,093,450        5,156,912
                                                   ===========      ===========      ===========      ===========

Earnings/(Loss) per share - Basic & Diluted        $      0.09      $      0.06      $     (0.05)     $     (0.05)
                                                   ===========      ===========      ===========      ===========

The exercise of outstanding stock options, warrants, convertible subordinated debenture and convertible preferred stock were not included in the calculations of diluted earnings per share, as their effect would be antidilutive. Potentially dilutive shares total 5,210,481 and 2,864,826 for the three months ended June 30, 1999 and 1998, respectively, and 5,210,481 and 2,912,770 for the six months ended June 30, 1999 and 1998, respectively.